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
Pricing Supplement No. 3
Dated: August 12, 2003                                                    Filing Under Rule 424(b)(3)
(To Prospectus dated November 6, 2001 and                                  Registration No. 333-72540
Prospectus Supplement dated May 15, 2002)


                                  $125,000,000
                              UGI UTILITIES, INC.
                           SERIES C MEDIUM-TERM NOTES

PRINCIPAL AMOUNT: $25,000,000                CUSIP: 90269QAJ8              FIXED RATE NOTE: Yes
                                                                                            ---
AMORTIZING NOTE: YES     NO X           INDEXED NOTE: YES     NO X            FLOATING RATE NOTE: No
                    ---    ---                           ---    ---                               ---
                 (SEE BELOW)                          (SEE BELOW)                    (SEE BELOW)


FIXED RATE NOTES/FLOATING RATE NOTES:                         FLOATING RATE NOTES:

Original Issue Date: August 14, 2003                          Base Rate:
Interest Rate (if fixed rate): 5.367%                                CD Rate
  Subject to change before maturity date:                       ----
    Yes    (See Below)  No X                                         CMT Rate
       ---                ---                                   ----
Maturity Date: August 15, 2013                                       Commercial Paper Rate
Issue Price (as a percentage of                                 ----
  principal amount): 100%                                            Federal Funds Rate
Presenting Agent: Wachovia Securities                           ----
  Commission (%): 0.625%                                             LIBOR (See Below)
Net Proceeds to the Company (%): 99.375%                        ----
Redemption Commencement Date (if any): N/A                           Prime Rate
Repayment Dates (if any): N/A                                   ----
Redemption Price: N/A                                                Treasury Rate
Repayment Price: N/A                                            ----
Interest Payment Dates: May 15, Nov 15                               Other (See Below)
  Original Issue Discount Note:                                 ----
    Yes:     No: X                                            Index Maturity:
        ---     ---                                           Spread (plus or minus):
    If Yes:                                                     Subject to change before maturity date:
       Yield to Maturity:                                         Yes:     (See Below) No:
       Initial Accrual Period:                                        ---                 ---
       OID Default Amount:                                    Spread Multiplier:
  Reset of Interest Rate, Spread or                             Subject to change before maturity date:
    Spread Multiplier:                                            Yes:     (See Below) No:
    Yes:     (See Below) No: X                                        ---                 ---
        ---                 ---                               Maximum Interest Rate:
  Any material United States income tax                       Minimum Interest Rate:
    consequences of purchasing, holding or                    Initial Interest Period:
    disposing of the Notes:                                   Initial Interest Rate:
    A/S: X   Other:                                           Interest Reset Periods:
        ---        -----------------                          Interest Reset Dates:
                                                              Interest Determination Dates:
                                                              Calculation Dates: A/S
                                                              Regular Record Date: A/S

                              NO ADDITIONAL TERMS


     As of the date of this Pricing Supplement the aggregate initial public offering price of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $65,000,000; and the aggregate initial public offering price of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $65,000,000. "N/A" as used herein means "Not Applicable", "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."


                              Wachovia Securities